As filed with the Securities and Exchange Commission on July 27, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

____________

HONEYWELL INTERNATIONAL INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-2640650
(State of Incorporation)	(I.R.S. Employer Identification No.)

____________

101 Columbia Road

P.O. Box 4000

Morristown, New Jersey 07962-2497

(973) 455-2000

(Address of Principal Executive Offices) (Zip Code)

2006 Stock Plan for Non-Employee Directors of Honeywell International Inc.

(Full Title of the Plan)

____________

Thomas F. Larkins, Esq.

Vice President, Corporate Secretary and Deputy General Counsel

101 Columbia Road

P.O. Box 4000

Morristown, New Jersey 07962-2497

(973) 455-2000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

____________

With Copies To:

Arthur H. Kohn, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

(212) 225-2000

____________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $1.00 per share: Shares available for future grants under the 2006 Stock Plan for Non-Employee Directors of Honeywell International Inc.	435,000	$36.08	$15,694,800	$1,679.35(2)
Common stock, par value $1.00 per share: Shares covering stock options granted under the 2006 Stock Plan for Non-Employee Directors of Honeywell International Inc.	65,000	$43.47	$2,825,550	$302.34(3)
Total	500,000			$1,981.69
(1)

Together with an indeterminate number of ordinary shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the 2006 Stock Plan for Non-Employee Directors of Honeywell International Inc. as a result of stock splits, dividends or similar adjustments of the outstanding common stock of Honeywell International Inc.

(2)

Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) and based on the average of the high and low prices of Honeywell International Inc. Common stock as reported by the New York Stock Exchange Composite Tape on July 21, 2006.

(3)

With respect to 65,000 shares covered by stock options granted prior to the filing of this Registration Statement, calculated pursuant to Rule 457(h) under the Securities Act, based on the price at which the options may be excercised.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give the documents containing the information specified in Part I of Form S-8 to employees as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant does not need to file these documents with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant, Honeywell International Inc., a Delaware corporation (“Honeywell” or the “Registrant”), pursuant to the Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:

(a)      The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed pursuant to the Exchange Act on March 1, 2006 (the “Annual Report”) as revised in the Registrant’s Form 8-K filed on June 1, 2006 to reflect the retrospective application of the Registrant’s new accounting policy for Aerospace Sales Incentives, adopted effective the first quarter of 2006;

(b)      All other reports filed by the Registrant pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report; and

(c)       The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-3 filed with the Commission on November 25, 2002 pursuant to the Securities Act.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Nothing in this registration statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the common stock offered hereby will be passed upon for us by Jacqueline Whorms, Esq., Assistant General Counsel, Corporate Finance, of Honeywell. As of July 27, 2006, Ms. Whorms did not beneficially own shares of Honeywell common stock, and had no options to acquire additional shares of Honeywell common stock granted under option plans of Honeywell.

Item 6. Indemnification of Directors and Officers.

Delaware law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, proceedings whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation -a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, shareowner vote, agreement, or otherwise.

Delaware law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareowners for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its shareowners, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Under Article Eleventh of Honeywell’s Restated Certificate of Incorporation, each person who is or was a director or officer of Honeywell, and each director or officer of Honeywell who serves or served any other enterprise or organization at the request of Honeywell, shall be indemnified by Honeywell to the full extent permitted by Delaware law.

Under Delaware law, to the extent that such a person is successful on the merits or otherwise in defense of a suit or proceeding brought against such person by reason of the fact that such person is or was a director or officer of Honeywell, or serves or served any other enterprise or organization at the request of Honeywell, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.

If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys’ fees) and (2) judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of Honeywell, and with respect to any criminal action, had no reasonable cause to believe such person’s conduct was unlawful.

If unsuccessful in defense of a suit brought by or in the right of Honeywell, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of such suit if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of Honeywell except that if such person is adjudged to be liable in such suit to Honeywell, such person cannot be made whole even for expenses unless the court determines that such person is fairly and reasonably entitled to indemnity for such expenses.

In addition, Honeywell maintains directors’ and officers’ reimbursement and liability insurance pursuant to standard form policies. The risks covered by such policies include certain liabilities under the securities laws.

The Plan provides that no member of the Corporate Governance and Responsibility Committee of the Board of Directors of Honeywell (the “Committee”), nor any person acting as a delegate of the Committee with respect to the Plan, will be liable for any losses resulting from any action, interpretation or construction made in good faith with respect to the Plan or any award granted under the Plan. The Plan also provides that Honeywell will indemnify, to the fullest extent permitted by law, each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that the person, or the executor or administrator of the person’s estate is or was a member of the Committee or a delegate of the Committee.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this registration statement (numbering corresponds to Exhibit Table in Item 6.01 of Regulation S-K).

Exhibit No.	Description of Exhibit
4.1

2006 Stock Plan for Non-Employee Directors of Honeywell International Inc. (incorporated by reference to Honeywell’s Proxy Statement, dated March 13, 2006, filed pursuant to Rule 14a-6 of the Securities and Exchange Act of 1934)

4.2	Honeywell’s Restated Certificate of Incorporation (incorporated by reference to Exhibit 3(i) to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 1, 2006)
4.3	Honeywell’s By-laws, as amended (incorporated by reference to Exhibit 3(ii) to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 1, 2006)
4.4	Form of certificate representing shares of Common Stock (incorporated by reference to our Registration Statement on Form 8-B filed on August 16, 1985 (Registration No. 333-30548))
5.1	Opinion of Jacqueline Whorms, Esq., with respect to the legality of the securities being registered hereby (filed herewith)
23.1	Consent of PricewaterhouseCoopers LLP (filed herewith)
23.2	Consent of Jacqueline Whorms, Esq. is contained in her opinion filed herewith as Exhibit 5.1
24.1	Powers of Attorney (filed herewith)

Item 9. Undertakings.

(1)	The undersigned Registrant hereby undertakes:

(a)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)      That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.(c)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)                That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Township of Morris, State of New Jersey, on this 27th day of July, 2006.

Honeywell International Inc.

By: /s/ Thomas A. Szlosek

Thomas a. Szlosek

Vice President and Controller

DIRECTORS:

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on this 27th day of July, 2006.

Name	Title	Date
*David M. Cote	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	July 27, 2006

/s/ David J. Anderson David J. Anderson	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	July 27, 2006

/s/ Thomas A. Szlosek Thomas A. Szlosek	Vice President and Controller (Principal Accounting Officer)	July 27, 2006

*Gordon M. Bethune	Director	July 27, 2006

*Jaime Chico Pardo	Director	July 27, 2006

*D. Scott Davis	Director	July 27, 2006

*Linnet F. Deily	Director	July 27, 2006

*Clive R. Hollick	Director	July 27, 2006

*James J. Howard	Director	July 27, 2006

*Bruce Karatz	Director	July 27, 2006

*Michael W. Wright	Director	July 27, 2006

*Russell E. Palmer	Director	July 27, 2006

*Ivan G. Seidenberg	Director	July 27, 2006

*Bradley T. Sheares, Ph.D	Director	July 27, 2006

*Eric K. Shinseki	Director	July 27, 2006

*John R. Stafford	Director	July 27, 2006
*BY:/s/ Thomas F. Larkins Thomas F. Larkins Attorney in Fact		July 27, 2006

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1

2006 Stock Plan for Non-Employee Directors of Honeywell International Inc. (incorporated by reference to Honeywell’s Proxy Statement, dated March 13, 2006, filed pursuant to Rule 14a-6 of the Securities and Exchange Act of 1934)

4.2	Honeywell’s Restated Certificate of Incorporation (incorporated by reference to Exhibit 3(i) to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 1, 2006)
4.3	Honeywell’s By-laws, as amended (incorporated by reference to Exhibit 3(ii) to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 1, 2006)
4.4	Form of certificate representing shares of Common Stock (incorporated by reference to our Registration Statement on Form 8-B filed on August 16, 1985 (Registration No. 333-30548))
5.1	Opinion of Jacqueline Whorms, Esq., with respect to the legality of the securities being registered hereby (filed herewith)
23.1	Consent of PricewaterhouseCoopers LLP (filed herewith)
23.2	Consent of Jacqueline Whorms, Esq. is contained in her opinion filed herewith as Exhibit 5.1
24.1	Powers of Attorney (filed herewith)